Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ImmuCell Corporation of our report dated March 29, 2023, relating to the financial statements of ImmuCell Corporation appearing in the Annual Report on Form 10-K of ImmuCell Corporation for the year ended December 31, 2022.

/s/ Wipfli, LLP
Wipfli, LLP

Radnor, Pennsylvania
July 13, 2023